                           PURCHASE AND SALE AGREEMENT

                                     between

                  NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

                                    Purchaser

                                       and

                               ALGM I EQUITY, LLC

                                     Seller

                          Dated as of October 29, 2004

                                TABLE OF CONTENTS

                                       i

   6.9      Prior Agreements..................................................9

                                       ii

EXHIBITS
--------

EXHIBIT A         ALGM Leaseholds

EXHIBIT B         Form of Managing Membership Interests Transfer

EXHIBIT C         Seller's Wiring Instructions

                                      iii

                           PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of
October 29, 2004 (the "Effective Date"), by and between NORTHSTAR REALTY FINANCE
LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser") and ALGM I
EQUITY, LLC, a Delaware limited liability company ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner of a two and one-half percent (2.5%)
managing membership interest (collectively, the "Interests") in ALGM I Owners
LLC, a Delaware limited liability company ("ALGM"), which is (i) the fee title owner of (x) an office building located at 729 Seventh Avenue, New York, New
York, and (y) an office building located at 1552 Broadway, New York, New York, and (ii) the long-term net lessee with respect to certain leaseholds described on Exhibit A attached hereto (individually, a "Property" and, collectively, the
"Properties"); and

         WHEREAS, Seller has agreed to sell, and Purchaser has agreed to purchase, the Interests pursuant to this Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

                                   ARTICLE I

                       PURCHASE AND SALE OF THE INTERESTS

         1.1 Agreement to Purchase.

             (a) Seller agrees to sell, and Purchaser agrees to purchase, on the
Closing Date (as hereinafter defined) all of Seller's right, title and interest in and to the Interests and all of Seller's other rights and interest, if any, in and to ALGM. Purchaser hereby further agrees to assume all of Seller's obligations and liabilities relating to or arising from the ownership of the
Interests.

             (b) The closing for the purchase and sale of the Interests (the
"Closing") shall take place on the Effective Date.

         1.2 Purchase Price. The purchase price for the Interests shall be the amount of One Million Six Hundred Thousand United States Dollars
(U.S.$1,600,000), subject to the Holdback Amount (as defined below) (the
"Purchase Price").

         1.3 Holdback Amount. Purchaser and Seller agree that at the Closing,
Purchaser shall withhold One Hundred Thousand United States Dollars
(U.S.$100,000) (the "Holdback Amount") of the Purchase Price pending resolution of certain ongoing litigation (the "Pending Litigation") relating to the
Property bought by 729 7th Realty

Corp, the net lessee of 729 Seventh Avenue (the "Litigation Property"). In the
event that as a consequence of the Pending Litigation, ALGM or one of its subsidiaries is required to either (i) grant a non-disturbance agreement to a subtenant at the Litigation Property, or (ii) pay damages or a monetary claim, then Purchaser, as Purchaser's sole and exclusive remedy therefor, shall be permitted to retain the Holdback Amount in its entirety without any obligation whatsoever to pay Seller said amount. Purchaser and Seller further agree that in the event that (I) Purchaser settles the Pending Litigation or (II) ALGM receives a non-appealable final judgment that neither ALGM nor any of its subsidiaries is required to either (i) grant a non-disturbance agreement to a subtenant at the Litigation Property, or (ii) pay damages or a monetary claim in connection with the Pending Litigation, then Purchaser shall promptly after the settlement or receipt of such non-appealable final judgment pay to the Seller the Holdback Amount in its entirety.

         1.4 Closing Expenses. Purchaser and Seller shall each be responsible for the payment of its own closing expenses and its expenses in negotiating and carrying out its obligations under this Agreement, including, without limitation, the costs of its legal fees and disbursements.

                                   ARTICLE II

                               CLOSING DELIVERIES

         2.1 Deliveries by Seller. On the Effective Date, Seller shall deliver to Purchaser each of the following:

             (a) an original counterpart of the Interests transfer in the form attached hereto as Exhibit B (the "Interests Transfer"), that has been executed by Seller; and

             (b) the original certificates of ALGM, if any, representing the
Interests.

         2.2 Deliveries by Purchaser. On the Effective Date, Purchaser shall:

             (a) deliver to Seller, a portion of the Purchase Price in the amount of U.S. Dollars (U.S.$1,500,000), in immediately available funds, pursuant to the wiring instructions attached hereto as Exhibit C, or as otherwise directed by Seller; and

             (b) deliver to Seller an original counterpart of the Interests
Transfer that has been executed by Purchaser.

                                  ARTICLE III

                              CONDITIONS TO CLOSING

         3.1 Purchaser's Closing Conditions. The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (the "Purchaser's Closing
Conditions"), which conditions may be waived, or the time for satisfaction thereof extended, by Purchaser only in a writing executed by Purchaser
(provided, however, that Purchaser's acceptance of the Interests Transfer from
Seller shall be deemed to be a waiver of any unsatisfied conditions regardless of whether Purchaser executes a separate written instrument to that effect at the Closing):

             (a) Seller's Due Performance. All of the representations and warranties of Seller set forth in this Agreement shall be true, correct and complete in all material respects as of the Effective Date, and Seller, on or prior to the Effective Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed on or prior to the Effective Date, pursuant to the terms of this Agreement.

             (b) Bankruptcy. No action or proceeding shall have been commenced by or against Seller and has not been discharged under any bankruptcy law or similar law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to Seller's interest in the Interests or any portion thereof.

         3.2 Failure of Purchaser's Closing Conditions. If any of Purchaser's
Closing Conditions have not been fulfilled within the applicable time periods,
Purchaser may:

             (a) waive the Purchaser's Closing Condition and close the purchase of the Interests in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

             (b) terminate this Agreement by written notice to Seller.

         3.3 Seller's Closing Conditions. The obligation of Seller to complete the transaction contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (the "Seller's Closing Conditions"), which conditions may be waived, or the time for satisfaction thereof extended, by Seller only in a writing executed by Seller:

             (a) Purchaser's Due Performance. All of the representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete in all material respects as of the Effective Date, and Purchaser, on or prior to the Effective Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of Purchaser to be complied with or performed on or prior to the Effective Date, pursuant to the terms of this Agreement.

             (b) Bankruptcy. No action or proceeding shall have been commenced by or against Purchaser that has not been discharged under any bankruptcy law or similar law for the relief of debtors or for the enforcement of the rights of creditors.

         3.4 Failure of Seller's Closing Conditions. If any of the Seller's
Closing Conditions have not been fulfilled within the applicable time periods,
Seller may:

             (a) waive the Seller's Closing Condition and close the purchase of the Interests in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

             (b) terminate this Agreement by written notice to Purchaser.

                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         4.1 Representations and Warranties of Seller. Seller makes the following representations and warranties to Purchaser as of the Effective Date:

             (a) Seller is duly organized, validly existing and in good standing under the laws of Delaware.

             (b) Seller has the power, authority and legal right to sell, assign and transfer the Interests to Purchaser and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement.

             (c) This Agreement has been duly and validly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes the legal, valid and binding agreement of
Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

             (d) Seller is the sole owner of the Interests and holds title to the Interests, free and clear of all liens and encumbrances (except with respect to a valid first mortgage lien on the Interests or the Properties), and Seller has not sold, assigned, transferred or granted any interest in, or suffered to occur any lien with respect to, any of its right, title, or interest in and to the Interests to any other person or entity (except with respect to a valid first mortgage lien on the Interests or the Properties).

             (e) The Interests represent all of Seller's rights and interests in and to ALGM.

             (f) Neither the execution nor the delivery of this Agreement by
Seller nor the consummation of the transactions contemplated hereby nor fulfillment of or compliance with the terms and conditions hereof by Seller (A)
conflict with or will result in a breach of any of the material terms, conditions or provisions of (i) the partnership agreement, limited liability company agreement, operating agreement or similar organizational documents of
Seller, or (ii) any material agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which the Seller is a party or by which the Seller is bound, or constitutes or will constitute a breach, violation or default under any of the foregoing or (B) except to the extent any such consent, filing or notification is properly obtained, performed or given prior to the Closing, (i) require any consent of or filing with or notification to any governmental authority where the failure to obtain such consent or make such filing would have a material adverse effect on the Seller or the Interests or
(ii) violate any law of any governmental authority applicable to Seller or the
Interests where the violation would have a material adverse effect on the Seller or the Interests.

             (g) No contract, understanding, agreement or arrangement is in existence with any person or entity for the sale, transfer or conveyance of all or any portion of the Interests or any participation interest therein or portion thereof.

             (h) Seller owns, and will transfer to the Purchaser at the Closing, good title to the Interests, free and clear of any material mortgage, pledge, lien, charge, security interest or claim or any other encumbrance (except with respect to a valid first mortgage lien on the Interests or the Properties).
Seller has not transferred or assigned, or otherwise granted any interest or rights in, the Interests that will not be terminated or released on the Closing
Date (except with respect to a valid first mortgage lien on the Interests or the
Properties).

             (i) To the Seller's knowledge, the Interests are not subject to any material liabilities.

             (j) No federal, state or local taxing authority has asserted in writing any material tax deficiency, lien, interest or penalty or other assessment against Seller or any of the Interests which has not been paid and there is no pending audit or inquiry from any federal, state or local tax authority relating to Seller or the Interests which reasonably may be expected to result in a tax deficiency, lien, interest, penalty or other assessment against Seller.

             (k) As successor to Seller, the Purchaser will be the beneficiary of all representations, warranties and covenants, if any, made for the benefit of Seller and its respective affiliates in connection with their acquisition of the Interests.

             (l) Seller has not entered into any material agreement, contract, conveyance, or otherwise undertaken any material liability with respect to the
Interests or the Properties, unless disclosed on the audited financial statements of ALGM for the year ended December 31, 2004.

         4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date, as follows:

             (a) Purchaser is duly organized, validly existing and in good standing under the laws of Delaware.

             (b) Purchaser has the power, authority and legal right to purchase the Interests from Seller and to execute, deliver and engage in the transactions contemplated by, and perform and observe the terms and conditions of, this
Agreement.

             (c) This Agreement has been duly and validly authorized, executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes the legal, valid and binding agreement of
Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         4.3 Survival. The representations and warranties of Seller and
Purchaser contained in this Agreement shall survive the Closing for a period of one (1) year following the Effective Date.

                                   ARTICLE V

                         INDEMNIFICATION; MUTUAL RELEASE

         5.1 Indemnification.

             (a) Purchaser shall indemnify, defend and hold harmless Seller from and against any and all damages, losses, claims, costs, charges, expenses or injuries, whether direct, consequential or otherwise, suffered or incurred by
Seller from any matter arising from or relating to the Interests or the operation or ownership of the properties directly or indirectly owned by ALGM, except with respect to (i) the representations, warranties, and certification of
Seller in this Agreement, and (ii) Seller's fraud and willful misconduct as the managing member under that certain Amended and Restated Operating Agreement of
ALGM I Owners LLC, dated February 26, 1999 (the "ALGM Operating Agreement"). The
provisions of this Section 5.1(a) shall survive the Closing.

             (b) Seller shall indemnify, defend and hold harmless Purchaser from and against any and all damages, losses, claims, costs, charges, expenses or injuries, whether direct, consequential or otherwise, suffered or incurred by
Purchaser arising from any inaccuracy of any of the representations, warranties or certifications of Seller contained in this Agreement, or Seller's fraud and willful misconduct as the managing member under the ALGM Operating Agreement;
provided, however, that Seller's aggregate indemnification obligations under this Section 5.1(b) shall not exceed $1,600,000. The provisions of this Section
5.1(b) shall survive the Closing.

         5.2 Mutual Release. Except with respect to (i) the representations, warranties, and certifications of Seller in this Agreement, and (ii) Seller's fraud and willful misconduct as the managing member under the ALGM Operating
Agreement, Purchaser, for itself and its respective heirs, executors, administrators, successors and assigns, hereby remises, releases and forever discharges Seller and the officers, directors, principals, shareholders, affiliates, agents, employees, legal representatives, successors and assigns of
Seller from and against any and all actions, causes of action, suits, debts, covenants, contracts, damages, judgments, claims and demands whatsoever, whether at law, in equity or otherwise, with respect to or arising from or relating to
(i) the Interests (including but not limited to obligations as a member of ALGM and obligations arising under the ALGM Operating Agreement) or (ii) the operation or ownership of the properties directly or indirectly owned by ALGM.
Except with respect to the representations, warranties, and certifications of
Purchaser in this Agreement, Seller, for itself and its respective heirs, executors, administrators, successors and assigns, hereby remises, releases and forever discharges Purchaser and the officers, directors, principals, shareholders, affiliates, agents, employees, legal representatives, successors and assigns of Purchaser from and against any and all actions, causes of action, suits, debts, covenants, contracts, damages, judgments, claims and demands whatsoever, whether at law, in equity or otherwise, with respect to or arising from or relating to (i) the Interests (including but not limited to rights as a member of ALGM and rights arising under the ALGM Operating Agreement) or (ii) or the operation or ownership of the properties directly or indirectly owned by
ALGM.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to, sent by recognized overnight courier or mailed certified mail, return receipt requested, postage prepaid, or transmitted by telecopy and confirmed by a similar mailed writing, and shall be sent and delivered:

if to Seller, to:          ALGM I Equity, LLC
                           c/o Emmes & Company LLC
                           420 Lexington Avenue, Suite 900
                           New York, New York  10170
                           Attention: Andrew Davidoff
                           Telephone: (212) 293-8900
                           Telecopy:  (212) 293-8805

if to Purchaser, to:       NorthStar Realty Finance Limited Partnership
                           c/o NorthStar Partnership, L.P.
                           527 Madison Avenue, 16th Floor
                           New York, NY 10022
                           Attention: Richard J. McCready
                           Telephone: (212) 319-3400
                           Telecopy:  (212) 319-4557

with a copy to:            Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Attention: Evan R. Levy, Esq
                           Telephone: (212) 735-3889
                           Telecopy:  (917) 777-3889

         6.2 Severability of Provisions. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to the Interests shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

         6.3 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         6.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         6.5 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES
THEREOF, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL
BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. PURCHASER AND SELLER AGREE THAT ANY
SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE
COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK OR ANY
FEDERAL COURT SITTING THEREIN AND CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH
COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PERSON IN
THE MANNER AND AT THE ADDRESS SPECIFIED FOR NOTICES IN THIS AGREEMENT. PURCHASER
AND SELLER HEREBY WAIVE ANY OBJECTION THAT EACH PARTY MAY NOW OR HEREAFTER

HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS
BROUGHT IN AN INCONVENIENT COURT.

         6.6 Waiver of Trial by Jury. PURCHASER AND SELLER EACH HEREBY
KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY
APPLICABLE LAW) ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE
ARISING UNDER OR RELATING TO THIS AGREEMENT.

         6.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         6.8 Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, terminated, amended, supplemented or modified except by an instrument in writing that has been executed by Purchaser and
Seller.

         6.9 Prior Agreements. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                        PURCHASER:

                                        NORTHSTAR REALTY FINANCE LIMITED
                                        PARTNERSHIP,
                                        a Delaware limited partnership

                                        By: NorthStar Realty Finance Corp.,
                                            a Maryland corporation,
                                            its General Partner

                                            By: /s/ Mark E. Chertok
                                                --------------------------------
                                            Name: Mark E. Chertok
                                            Title: Chief Financial Officer and
                                                   Treasurer

                                        SELLER:

                                        ALGM I EQUITY, LLC,
                                        a Delaware limited liability company

                                        By: /s/ Gary M. Tischler
                                            ------------------------------------
                                        Name: Gary M. Tischler
                                        Title: Authorized Signatory

                                    EXHIBIT A

                                Seller Leaseholds

               ---------------------------------------------
                                                Square
                        Property                 Feet
               ---------------------------------------------
               LEASEHOLD PROPERTIES
               ---------------------------------------------
               25-27 West 34th Street       21,140

               36 West 34th Street          17,665

               701 Seventh Avenue           7,500

               987 Eighth Avenue            10,800

               1372 Broadway                4,200

               991 Third Avenue             7,200
               ---------------------------------------------
               Total Leaseholds:            68,505
               =============================================

                                       A-1

                                    EXHIBIT B

                               Interests Transfer

                                 (see attached)

                                       B-1

                ASSIGNMENT OF LIMITED LIABILITY COMPANY INTERESTS

         ASSIGNMENT OF LIMITED LIABILITY COMPANY INTERESTS, dated as of October
___, 2004, made by ALGM I EQUITY, LLC (the "Assignor") to NORTHSTAR REALTY
FINANCE LIMITED PARTNERSHIP (the "Assignee").

                                    RECITALS

             1. The undersigned has entered into that certain Purchase and Sale
Agreement, dated as of October __, 2004 (such Agreement, as it may be amended or otherwise modified from time to time, the "Purchase Agreement"), with Assignee.
Unless otherwise noted, terms defined in the Purchase Agreement are used herein as defined therein.

             2. The Assignor holds a 2.5% managing member interest in ALGM I
Owner LLC, a Delaware limited liability company ("ALGM") (collectively, the
"Interests").

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         (1) Assignment and Acceptance of Assigned Interests. As of the
Effective Date (as defined below), the Assignor hereby sells, transfers, conveys and assigns (without recourse and, except as set forth herein, representation or warranty) (collectively, the "Assignment") to the Assignee all of the Assignor's
right, title and interest in and to the Interests and all of Seller's other rights and interest in and to ALGM. The Assignee, upon the execution of this
Assignment, hereby accepts from the Assignor the Interests.

         (2) Future Assurances. Each of the Assignor and the Assignee mutually agrees to cooperate at all times from and after the date hereof with respect to any of the matters described herein, and to execute such further deeds, bills of sale, assignments, releases, assumptions, notifications or other documents as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the assignment evidenced hereby.

         (3) Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         (4) Modification and Waiver. No supplement, modification, waiver or termination of this Assignment or any provisions hereof shall be binding unless executed in writing by all parties hereto and the original of such writing has been delivered to Assignee.

         (5) Counterparts. Any number of counterparts of this Assignment may be executed. Each counterpart will be deemed to be an original instrument and all counterparts taken together will constitute one agreement. Delivery of an executed counterpart of a signature page to this Assignment by telecopier shall be as effective as delivery of a manually executed counterpart of this
Assignment.

                                       B-2

         (6) Execution; Effective Date. This Assignment will be binding and effective and will result in the assignment of the Assigned Interests on the date first written above (the "Effective Date").

         (7) Governing Law. This Assignment will be governed by the laws of the
State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed and delivered.

                                      Assignor

                                      ALGM I EQUITY, LLC
                                      a Delaware limited liability company

                                      By:
                                          --------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                      Assignee
                                      --------

                                      NORTHSTAR REALTY FINANCE LIMITED
                                      PARTNERSHIP,
                                      a Delaware limited partnership

                                            By: NorthStar Realty Finance Corp.,
                                                a Maryland corporation,
                                                its General Partner

                                                By:
                                                    ----------------------------
                                                Name:
                                                      --------------------------
                                                Title:
                                                       -------------------------

                                       B-3

                                    EXHIBIT C

                               Wiring Instructions

Bank             Fleet Bank

ABA#             021-000-322

Account name:    Emmes Asset Management Company LLC

Account number:  94013-09675

Attention:       Jean Byrne-Miller

                                       C-1